Exhibit 10.41

ORAVAX MEDICAL, INC.

2021 LONG-TERM INCENTIVE PLAN

The Oravax Medical, Inc. 2021 Long-Term Incentive Plan (the “Plan”) was adopted by the Board of Directors of Oravax Medical, Inc., a Delaware corporation (the “Company”), effective as of _______________, 2021 (the “Effective Date”), subject to approval by the Company’s stockholders.

Article 1.

PURPOSE

The purpose of the Plan is to attract and retain the services of key Employees, key Contractors, and Outside Directors of the Company and its Parent and Subsidiaries and to provide such persons with a proprietary interest in the Company through the granting of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Dividend Equivalent Rights, Performance Goals, Tandem Awards, and Other Awards, whether granted singly, or in combination, or in tandem, that will:

(a) increase the interest of such persons in the Company’s welfare;

(b) furnish an incentive to such persons to continue their services for the Company or its Subsidiaries; and

(c) provide a means through which the Company may attract able persons as Employees, Contractors, and Outside Directors.

The Plan is intended serve as an “umbrella” plan for the Company and its Affiliates and Subsidiaries. Therefore, if so required, appendices may be added to the Plan, at the discretion of the Board, for awards granted to individuals who are not resident in the United States in order to accommodate local regulations that do not correspond to the scope of the Plan. Any such appendices that the Company approves for purposes of using the Plan for individuals who are not resident in the United States will not affect the terms of the Plan for any other country.

Attached hereto as Appendix A is the Oravax Medical, Inc. Israeli Long-Term Incentive Plan (the “Israeli Plan”), designated for the purpose of making grants pursuant to Sections 102 and 3(i) of the Israeli Income Tax Ordinance (New Version), 1961, to Israeli employees and officers of the Company (or an Affiliate or Subsidiary) and any other service providers or control holders of the Company (or an Affiliate or Subsidiary) who are subject to Israeli income tax.

With respect to Reporting Participants, the Plan and all transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, such provision or action shall be deemed null and void ab initio, to the extent permitted by law and deemed advisable by the Committee.

Article 2.

DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1 “Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any private equity fund, venture capital fund or registered investment company now or hereafter existing which is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person, and any Person that is a brother-sister entity or the Parent of another Person.

2.2 “Applicable Law” means all legal requirements relating to the administration of equity incentive plans and the issuance and distribution of shares of Common Stock, if any, under applicable corporate laws, applicable securities laws, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, the rules of any foreign jurisdiction applicable to Incentives granted to residents therein, and any other applicable law, rule or restriction.

2.3 “Authorized Officer” is defined in Section 3.2(b) hereof.

2.4 “Award” means the grant of any Incentive Stock Option, Nonqualified Stock Option, Restricted Stock, SAR, Restricted Stock Unit, Performance Award, Dividend Equivalent Right or Other Award, whether granted singly or in combination or in tandem (each individually referred to herein as an “Incentive”).

2.5 “Award Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Award.

2.6 “Award Period” means the period set forth in the Award Agreement during which one or more Incentives granted under an Award may be exercised.

2.7 “Board” means the board of directors of the Company.

2.8 “Change in Control” means the occurrence of the event set forth in any one of the following paragraphs, except as otherwise provided herein:

(a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (a) of paragraph (c) below;

(b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the effective date of this Plan, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3rds) of the directors then still in office who either were directors on the effective date of this Plan or whose appointment, election or nomination for election was previously so approved or recommended;

(c) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

For purposes hereof:

“Affiliate”, for purposes of this Section 2.8, shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

Notwithstanding the foregoing provisions of this Section 2.8 , if an Award issued under the Plan is subject to Section 409A of the Code, then an event shall not constitute a Change in Control for purposes of such Award under the Plan unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Section 409A of the Code.

2.9 “Claim” means any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan or an Award Agreement.

2.10 “Code” means the United States Internal Revenue Code of 1986, as amended.

2.11 “Committee” means the Committee appointed or designated by the Board to administer the Plan in accordance with Article 3 of this Plan.

2.12 “Common Stock” means the common stock, par value $0.0001 per share, which the Company is currently authorized to issue or may in the future be authorized to issue, or any securities into which or for which the common stock of the Company may be converted or exchanged, as the case may be, pursuant to the terms of this Plan.

2.13 “Company” means Oravax Medical, Inc., a Delaware corporation, and any successor entity.

2.14 “Contractor” means any natural person, who is not an Employee, rendering bona fide services to the Company or Parent or a Subsidiary or Affiliate of the Company, with compensation, pursuant to a written independent contractor agreement between such person and the Company or a Subsidiary, provided that such services are not rendered in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

2.15 “Corporation” means any entity that (a) is defined as a corporation under Section 7701 of the Code and (b) is the Company or is in an unbroken chain of corporations (other than the Company) beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain. For purposes of clause (b) hereof, an entity shall be treated as a “corporation” if it satisfies the definition of a corporation under Section 7701 of the Code.

2.16 “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the applicable Award Agreement; provided, however, that solely for purposes of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, the Date of Grant of an Award shall be the date of stockholder approval of the Plan if such date is later than the effective date of such Award as set forth in the Award Agreement.

2.17 “Dividend Equivalent Right” means the right of the holder thereof to receive credits based on the cash dividends that would have been paid on the shares of Common Stock specified in the Award if such shares were held by the Participant to whom the Award is made.

2.18 “Employee” means a common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or Parent or any Subsidiary of the Company or an Affiliate of the Company; provided, however, in the case of individuals whose employment status, by virtue of their employer or residence, is not determined under Section 3401(c) of the Code, “Employee” shall mean an individual treated as an employee for local payroll tax or employment purposes by the applicable employer under Applicable Law for the relevant period.

2.19 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.20 “Exercise Date” is defined in Section 8.3(b) hereof.

2.21 “Exercise Notice” is defined in Section 8.3(b) hereof.

2.22 “Fair Market Value” means, as of a particular date, (a) if the shares of Common Stock are listed on any established national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal securities exchange for the Common Stock on that date (as determined by the Committee, in its discretion), or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (b) if the shares of Common Stock are not so listed, but are quoted on an automated quotation system, the closing sales price per share of Common Stock reported on the automated quotation system on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (c) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the National Association of Securities Dealer, Inc.’s OTC Bulletin Board or the Pink OTC Markets, Inc. (previously known as the National Quotation Bureau, Inc.); or (d) if none of the above is applicable, such amount as may be determined by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose), in good faith, to be the fair market value per share of Common Stock. The determination of Fair Market Value shall, where applicable, be in compliance with Section 409A of the Code.

2.23 “Immediate Family Members” is defined in Section 15.7 hereof.

2.24 “Incentive” is defined in Section 2.424 hereof.

2.25 “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Code, granted pursuant to this Plan.

2.26 “Independent Third Party” means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of this Plan. The Committee may utilize one or more Independent Third Parties.

2.27 “Nonqualified Stock Option” means a nonqualified stock option, granted pursuant to this Plan, which is not an Incentive Stock Option.

2.28 “Option Price” means the price which must be paid by a Participant upon exercise of a Stock Option to purchase a share of Common Stock.

2.29 “Other Award” means an Award issued pursuant to Section 6.9 hereof.

2.30 “Outside Director” means a director of the Company who is not an Employee or a Contractor.

2.31 “Parent” means any corporation which is a “parent corporation” of the Company (within the meaning of Code §424(e)).

2.32 “Participant” means an Employee, Contractor or an Outside Director to whom an Award is granted under this Plan.

2.33 “Performance Award” means an Award hereunder of cash, shares of Common Stock, units or rights based upon, payable in, or otherwise related to, Common Stock pursuant to Section 6.7 hereof.

2.34 “Performance Goal” means any of the Performance Criteria set forth in Section 6.10 hereof.

2.35 “Plan” means this Oravax Medical, Inc. 2021 Long-Term Incentive Plan, as amended from time to time.

2.36 “Reporting Participant” means a Participant who is subject to the reporting requirements of Section 16 of the Exchange Act.

2.37 “Restricted Stock” means shares of Common Stock issued or transferred to a Participant pursuant to Section 6.4 of this Plan which are subject to restrictions or limitations set forth in this Plan and in the related Award Agreement.

2.38 “Restricted Stock Units” means units awarded to Participants pursuant to Section 6.6 hereof, which are convertible into Common Stock at such time as such units are no longer subject to restrictions as established by the Committee.

2.39 “Restriction Period” is defined in Section 6.4(b)(i) hereof.

2.40 “SAR” or “Stock Appreciation Right” means the right to receive an amount, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock as of the date the SAR is exercised (or, as provided in the Award Agreement, converted) over the SAR Price for such shares.

2.41 “SAR Price” means the exercise price or conversion price of each share of Common Stock covered by a SAR, determined on the Date of Grant of the SAR.

2.42 “Spread” is defined in Section 12.4(b) hereof.

2.43 “Stock Option” means a Nonqualified Stock Option or an Incentive Stock Option.

2.44 “Subsidiary” means (a) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (b) any limited partnership, if the Company or any corporation described in item (a) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (c) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (a) above or any limited partnership listed in item (b) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.45 “Termination of Service” occurs when a Participant who is (a) an Employee of the Company or any Subsidiary ceases to serve as an Employee of the Company and its Subsidiaries, for any reason; (b) an Outside Director of the Company or a Subsidiary ceases to serve as a director of the Company and its Subsidiaries for any reason; or (c) a Contractor of the Company or a Subsidiary ceases to serve as a Contractor of the Company and its Subsidiaries for any reason. Except as may be necessary or desirable to comply with applicable federal or state law, a “Termination of Service” shall not be deemed to have occurred when a Participant who is an Employee becomes an Outside Director or Contractor or vice versa. If, however, a Participant who is an Employee and who has an Incentive Stock Option ceases to be an Employee but does not suffer a Termination of Service, and if that Participant does not exercise the Incentive Stock Option within the time required under Section 422 of the Code upon ceasing to be an Employee, the Incentive Stock Option shall thereafter become a Nonqualified Stock Option. Notwithstanding the foregoing provisions of this Section 2.45, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Termination of Service” for purposes of such Award shall be the definition of “separation from service” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder. The transfer of an Employee among the Company, a Subsidiary or a Parent shall not be treated as a Termination of Service under this Plan.

2.46 “Total and Permanent Disability” means a Participant is qualified for long-term disability benefits under the Company’s or Subsidiary’s disability plan or insurance policy; or, if no such plan or policy is then in existence or if the Participant is not eligible to participate in such plan or policy, that the Participant, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder, is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee; provided that, with respect to any Incentive Stock Option, Total and Permanent Disability shall have the meaning given it under the rules governing Incentive Stock Options under the Code. Notwithstanding the foregoing provisions of this Section 2.46, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Total and Permanent Disability” for purposes of such Award shall be the definition of “disability” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

2.47 “U.S. Taxpayer” means, for a given taxable year, any Participant who is a U.S. citizen or resident alien classified as a resident alien under Section 7701(b)(1)(A)(i) of the Code, other than an individual who is also a bona fide resident of a U.S. possession (within the meaning of Section 937(a) of the Code).

Article 3.

ADMINISTRATION

3.1 General Administration; Establishment of Committee. Subject to the terms of this Article 3, the Plan shall be administered by the Board or such Committee of the Board as is designated by the Board to administer the Plan (the “Committee”). The Committee shall consist of not fewer than two persons. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board. At any time there is no Committee to administer the Plan, any references in this Plan to the Committee shall be deemed to refer to the Board.

Membership on the Committee shall be limited to those members of the Board who are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

3.2 Designation of Participants and Awards.

(a) The Committee or the Board shall determine and designate from time to time the eligible persons to whom Awards will be granted and shall set forth in each related Award Agreement, where applicable, the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance requirements, as are approved by the Committee, but not inconsistent with the Plan. The Committee shall determine whether an Award shall include one type of Incentive or two or more Incentives granted in combination or two or more Incentives granted in tandem (that is, a joint grant where exercise of one Incentive results in cancellation of all or a portion of the other Incentive). Although the members of the Committee shall be eligible to receive Awards, all decisions with respect to any Award, and the terms and conditions thereof, to be granted under the Plan to any member of the Committee shall be made solely and exclusively by the other members of the Committee, or if such member is the only member of the Committee, by the Board.

(b) Notwithstanding Section 3.2(a), to the extent permitted by Applicable Law, the Board may, in its discretion and by a resolution adopted by the Board, authorize one or more officers of the Company (an “Authorized Officer”) to (i) designate one or more Employees as eligible persons to whom Nonqualified Stock Options, Incentive Stock Options or SARs will be granted under the Plan, and (ii) determine the number of shares of Common Stock that will be subject to such Nonqualified Stock Options, Incentive Stock Options or SARs; provided, however, that the resolution of the Board granting such authority shall (x) specify the total number of shares of Common Stock that may be made subject to the Nonqualified Stock Options, Incentive Stock Options or SARs, (y) set forth the price or prices (or a formula by which such price or prices may be determined) to be paid for the purchase of the Common Stock subject to such Nonqualified Stock Options, Incentive Stock Options or SARs, and (z) not authorize an officer to designate himself as a recipient of any Award.

3.3 Authority of the Committee. The Committee, in its discretion, shall (a) interpret the Plan and Award Agreements, (b) prescribe, amend, and rescind any rules and regulations and sub-plans (including sub-plans for Awards made to Participants who are not resident in the United States), as necessary or appropriate for the administration of the Plan, (c) establish performance goals for an Award and certify the extent of their achievement, and (d) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties. The Committee’s discretion set forth herein shall not be limited by any provision of the Plan, including any provision which by its terms is applicable notwithstanding any other provision of the Plan to the contrary.

The Committee may delegate to officers of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee.

With respect to restrictions in the Plan that are based on the requirements of Rule 16b-3 promulgated under the Exchange Act, Section 422 of the Code, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, or any other Applicable Law, to the extent that any such restrictions are no longer required by Applicable Law, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.

Article 4.

ELIGIBILITY

Any Employee (including an Employee who is also a director or an officer), Contractor or Outside Director of the Company (or an Affiliate or any Subsidiary of the Company) whose judgment, initiative, and efforts contributed or may be expected to contribute to the successful performance of the Company is eligible to participate in the Plan; provided that only Employees of a Corporation shall be eligible to receive Incentive Stock Options and, if an Employee is a U.S. Taxpayer, such Employee only shall be eligible to receive Stock Options if he or she is an Employee of the Company or one of its Subsidiaries (and is not an Employee of the Company’s Parent). The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any Employee, Contractor or Outside Director. Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. Except as required by this Plan, Awards need not contain similar provisions. The Committee’s determinations under the Plan (including without limitation determinations of which Employees, Contractors or Outside Directors, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among Participants who receive, or are eligible to receive, Awards under the Plan.

Article 5.

SHARES SUBJECT TO PLAN

5.1 Number Available for Awards. Subject to adjustment as provided in Articles 11 and 12, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is one million one hundred seven thousand (1,107,000) shares, of which one hundred percent (100%) may be delivered pursuant to Incentive Stock Options. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

5.2 Reuse of Shares. To the extent that any Award under this Plan shall be forfeited, shall expire or be canceled, in whole or in part, then the number of shares of Common Stock covered by the Award or stock option so forfeited, expired or canceled may again be awarded pursuant to the provisions of this Plan. In the event that previously acquired shares of Common Stock are delivered to the Company in full or partial payment of the exercise price for the exercise of a Stock Option granted under this Plan, the number of shares of Common Stock available for future Awards under this Plan shall be reduced only by the net number of shares of Common Stock issued upon the exercise of the Stock Option. Awards that may be satisfied either by the issuance of shares of Common Stock or by cash or other consideration shall be counted against the maximum number of shares of Common Stock that may be issued under this Plan only during the period that the Award is outstanding or to the extent the Award is ultimately satisfied by the issuance of shares of Common Stock. Awards will not reduce the number of shares of Common Stock that may be issued pursuant to this Plan if the settlement of the Award will not require the issuance of shares of Common Stock, as, for example, a SAR that can be satisfied only by the payment of cash. Notwithstanding any provisions of the Plan to the contrary, only shares forfeited back to the Company, shares canceled on account of termination, expiration or lapse of an Award, shares surrendered in payment of the exercise price of a Stock Option or shares withheld for payment of applicable employment taxes and/or withholding obligations resulting from the exercise of an option shall again be available for grant of Incentive Stock Options under the Plan, but shall not increase the maximum number of shares described in Section 5.1 above as the maximum number of shares of Common Stock that may be delivered pursuant to Incentive Stock Options.

Article 6.

GRANT OF AWARDS

6.1 In General.

(a) The grant of an Award shall be authorized by the Committee and shall be evidenced by an Award Agreement setting forth the Incentive or Incentives being granted, the total number of shares of Common Stock subject to the Incentive(s), the Option Price (if applicable), the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance objectives, as are approved by the Committee, but (i) not inconsistent with the Plan, and (ii) to the extent an Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The Company shall execute an Award Agreement with a Participant after the Committee approves the issuance of an Award. Any Award granted pursuant to this Plan must be granted within ten (10) years of the date of adoption of this Plan by the Board. The Plan shall be submitted to the Company’s stockholders for approval; however, the Committee may grant Awards under the Plan prior to the time of stockholder approval. Any such Award granted prior to such stockholder approval shall be made subject to such stockholder approval. The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.

(b) If the Committee establishes a purchase price for an Award, the Participant must accept such Award within a period of thirty (30) days (or such shorter period as the Committee may specify) after the Date of Grant by executing the applicable Award Agreement and paying such purchase price.

(c) Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

6.2 Option Price. The Option Price for any share of Common Stock which may be purchased under a Nonqualified Stock Option for any share of Common Stock must be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Option Price for any share of Common Stock which may be purchased under an Incentive Stock Option must be at least equal to the Fair Market Value of the share on the Date of Grant; if an Incentive Stock Option is granted to an Employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary), the Option Price shall be at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the Date of Grant.

6.3 Maximum ISO Grants. The Committee may not grant Incentive Stock Options under the Plan to any Employee which would permit the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options (under this and any other plan of the Company and its Subsidiaries) are exercisable for the first time by such Employee during any calendar year to exceed $100,000. To the extent any Stock Option granted under this Plan which is designated as an Incentive Stock Option exceeds this limit or otherwise fails to qualify as an Incentive Stock Option, such Stock Option (or any such portion thereof) shall be a Nonqualified Stock Option. In such case, the Committee shall designate which stock will be treated as Incentive Stock Option stock by causing the issuance of a separate stock certificate and identifying such stock as Incentive Stock Option stock on the Company’s stock transfer records.

6.4 Restricted Stock. If Restricted Stock is granted to or received by a Participant under an Award (including a Stock Option), the Committee shall set forth in the related Award Agreement: (a) the number of shares of Common Stock awarded, (b) the price, if any, to be paid by the Participant for such Restricted Stock and the method of payment of the price, (c) the time or times within which such Award may be subject to forfeiture, (d) specified Performance Goals of the Company, a Subsidiary, any division thereof or any group of Employees of the Company, or other criteria, which the Committee determines must be met in order to remove any restrictions (including vesting) on such Award, and (e) all other terms, limitations, restrictions, and conditions of the Restricted Stock, which shall be consistent with this Plan, to the extent applicable and, to the extent Restricted Stock granted under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The provisions of Restricted Stock need not be the same with respect to each Participant.

(a) Legend on Shares. Each Participant who is awarded or receives Restricted Stock shall be issued a stock certificate or certificates in respect of such shares of Common Stock. Such certificate(s) shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, substantially as provided in Section 15.9 of the Plan.

(b) Restrictions and Conditions. Shares of Restricted Stock shall be subject to the following restrictions and conditions:

(i) Subject to the other provisions of this Plan and the terms of the particular Award Agreements, during such period as may be determined by the Committee commencing on the Date of Grant or the date of exercise of an Award (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock. Except for these limitations, the Committee may in its sole discretion, remove any or all of the restrictions on such Restricted Stock whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date of the Award, such action is appropriate.

(ii) Except as provided in sub-paragraph (a) above or in the applicable Award Agreement, the Participant shall have, with respect to his or her Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon. Certificates for shares of Common Stock free of restriction under this Plan shall be delivered to the Participant promptly after, and only after, the Restriction Period shall expire without forfeiture in respect of such shares of Common Stock or after any other restrictions imposed on such shares of Common Stock by the applicable Award Agreement or other agreement have expired. Certificates for the shares of Common Stock forfeited under the provisions of the Plan and the applicable Award Agreement shall be promptly returned to the Company by the forfeiting Participant. Each Award Agreement shall require that each Participant, in connection with the issuance of a certificate for Restricted Stock, shall endorse such certificate in blank or execute a stock power in form satisfactory to the Company in blank and deliver such certificate and executed stock power to the Company.

(iii) The Restriction Period of Restricted Stock shall commence on the Date of Grant or the date of exercise of an Award, as specified in the Award Agreement, and, subject to Article 12 of the Plan, unless otherwise established by the Committee in the Award Agreement setting forth the terms of the Restricted Stock, shall expire upon satisfaction of the conditions set forth in the Award Agreement; such conditions may provide for vesting based on length of continuous service or such Performance Goals, as may be determined by the Committee in its sole discretion.

(iv) Except as otherwise provided in the particular Award Agreement, upon Termination of Service for any reason during the Restriction Period, the nonvested shares of Restricted Stock shall be forfeited by the Participant. In the event a Participant has paid any consideration to the Company for such forfeited Restricted Stock, the Committee shall specify in the Award Agreement that either (1) the Company shall be obligated to, or (2) the Company may, in its sole discretion, elect to, pay to the Participant, as soon as practicable after the event causing forfeiture, in cash, an amount equal to the lesser of the total consideration paid by the Participant for such forfeited shares or the Fair Market Value of such forfeited shares as of the date of Termination of Service, as the Committee, in its sole discretion shall select. Upon any forfeiture, all rights of a Participant with respect to the forfeited shares of the Restricted Stock shall cease and terminate, without any further obligation on the part of the Company.

6.5 SARs. The Committee may grant SARs to any Participant, either as a separate Award or in connection with a Stock Option. SARs shall be subject to such terms and conditions as the Committee shall impose, provided that such terms and conditions are (a) not inconsistent with the Plan, and (b) to the extent a SAR issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The grant of the SAR may provide that the holder may be paid for the value of the SAR either in cash or in shares of Common Stock, or a combination thereof. In the event of the exercise of a SAR payable in shares of Common Stock, the holder of the SAR shall receive that number of whole shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the value obtained by multiplying (a) the difference between the Fair Market Value of a share of Common Stock on the date of exercise over the SAR Price as set forth in such SAR (or other value specified in the agreement granting the SAR), by (b) the number of shares of Common Stock as to which the SAR is exercised, with a cash settlement to be made for any fractional shares of Common Stock. The SAR Price for any share of Common Stock subject to a SAR may be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Committee, in its sole discretion, may place a ceiling on the amount payable upon exercise of a SAR, but any such limitation shall be specified at the time that the SAR is granted.

6.6 Restricted Stock Units. Restricted Stock Units may be awarded or sold to any Participant under such terms and conditions as shall be established by the Committee, provided, however, that such terms and conditions are (a) not inconsistent with the Plan, and (b) to the extent a Restricted Stock Unit issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, (a) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or (b) a requirement that the holder forfeit (or in the case of shares of Common Stock or units sold to the Participant, resell to the Company at cost) such shares or units in the event of Termination of Service during the period of restriction.

6.7 Performance Awards.

(a) The Committee may grant Performance Awards to one or more Participants. The terms and conditions of Performance Awards shall be specified at the time of the grant and may include provisions establishing the performance period, the Performance Goals to be achieved during a performance period, and the maximum or minimum settlement values, provided that such terms and conditions are (i) not inconsistent with the Plan and (ii) to the extent a Performance Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. If the Performance Award is to be in shares of Common Stock, the Performance Awards may provide for the issuance of the shares of Common Stock at the time of the grant of the Performance Award or at the time of the certification by the Committee that the Performance Goals for the performance period have been met; provided, however, if shares of Common Stock are issued at the time of the grant of the Performance Award and if, at the end of the performance period, the Performance Goals are not certified by the Committee to have been fully satisfied, then, notwithstanding any other provisions of this Plan to the contrary, the Common Stock shall be forfeited in accordance with the terms of the grant to the extent the Committee determines that the Performance Goals were not met. The forfeiture of shares of Common Stock issued at the time of the grant of the Performance Award due to failure to achieve the established Performance Goals shall be separate from and in addition to any other restrictions provided for in this Plan that may be applicable to such shares of Common Stock. Each Performance Award granted to one or more Participants shall have its own terms and conditions.

If the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure, or for other reasons that the Committee deemed satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

(b) Performance Awards may be valued by reference to the Fair Market Value of a share of Common Stock or according to any formula or method deemed appropriate by the Committee, in its sole discretion, including, but not limited to, achievement of Performance Goals or other specific financial, production, sales or cost performance objectives that the Committee believes to be relevant to the Company’s business and/or remaining in the employ of the Company or a Subsidiary for a specified period of time. Performance Awards may be paid in cash, shares of Common Stock, or other consideration, or any combination thereof. If payable in shares of Common Stock, the consideration for the issuance of such shares may be the achievement of the performance objective established at the time of the grant of the Performance Award. Performance Awards may be payable in a single payment or in installments and may be payable at a specified date or dates or upon attaining the performance objective. The extent to which any applicable performance objective has been achieved shall be conclusively determined by the Committee.

6.8 Dividend Equivalent Rights. The Committee may grant a Dividend Equivalent Right to any Participant, either as a component of another Award or as a separate Award. The terms and conditions of the Dividend Equivalent Right shall be specified by the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Common Stock (which may thereafter accrue additional dividend equivalents). Any such reinvestment shall be at the Fair Market Value at the time thereof. Dividend Equivalent Rights may be settled in cash or shares of Common Stock, or a combination thereof, in a single payment or in installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award.

6.9 Other Awards. The Committee may grant to any Participant other forms of Awards, based upon, payable in, or otherwise related to, in whole or in part, shares of Common Stock, if the Committee determines that such other form of Award is consistent with the purpose and restrictions of this Plan. The terms and conditions of such other form of Award shall be specified by the grant. Such Other Awards may be granted for no cash consideration, for such minimum consideration as may be required by Applicable Law, or for such other consideration as may be specified by the grant.

6.10 Performance Goals. Awards of Restricted Stock, Restricted Stock Units, Performance Award and Other Awards (whether relating to cash or shares of Common Stock) under the Plan may be made subject to the attainment of Performance Goals relating to one or more business criteria which may consist of one or more or any combination of the following criteria: cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; sales growth; price of the Company’s Common Stock; return on assets, equity or stockholders’ equity; market share; inventory levels, inventory turn or shrinkage; or total return to stockholders (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (a) events that are of an unusual nature or indicate infrequency of occurrence, (b) gains or losses on the disposition of a business, (c) changes in tax or accounting regulations or laws, (d) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases, or (e) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award which is consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Company’s annual report.

6.11 Tandem Awards. The Committee may grant two or more Incentives in one Award in the form of a “tandem Award,” so that the right of the Participant to exercise one Incentive shall be canceled if, and to the extent, the other Incentive is exercised. For example, if a Stock Option and a SAR are issued in a tandem Award, and the Participant exercises the SAR with respect to one hundred (100) shares of Common Stock, the right of the Participant to exercise the related Stock Option shall be canceled to the extent of one hundred (100) shares of Common Stock.

6.12 No Repricing of Stock Options or SARs. The Committee may not “reprice” any Stock Option or SAR. For purposes of this Section 6.12, “reprice” means any of the following or any other action that has the same effect: (a) amending a Stock Option or SAR to reduce its exercise price or base price, (b) canceling a Stock Option or SAR at a time when its exercise price or base price exceeds the Fair Market Value of a share of Common Stock in exchange for cash or a Stock Option, SAR, award of Restricted Stock or other equity award, or (c) taking any other action that is treated as a repricing under generally accepted accounting principles, provided that nothing in this Section 6.12 shall prevent the Committee from making adjustments pursuant to Article 11, from exchanging or cancelling Incentives pursuant to Article 12, or substituting Incentives in accordance with Article 14.

6.13 Recoupment for Restatements. Notwithstanding any other language in this Plan to the contrary, the Company may recoup all or any portion of any shares or cash paid to a Participant in connection with an Award, in the event of a restatement of the Company’s financial statements as set forth in the Company’s clawback policy, if any, approved by the Company’s Board from time to time.

Article 7.

AWARD PERIOD; VESTING

7.1 Award Period. Subject to the other provisions of this Plan, the Committee may, in its discretion, provide that an Incentive may not be exercised in whole or in part for any period or periods of time or beyond any date specified in the Award Agreement. Except as provided in the Award Agreement, an Incentive may be exercised in whole or in part at any time during its term. The Award Period for an Incentive shall be reduced or terminated upon Termination of Service. No Incentive granted under the Plan may be exercised at any time after the end of its Award Period. No portion of any Incentive may be exercised after the expiration of ten (10) years from its Date of Grant. However, if an Employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary) and an Incentive Stock Option is granted to such Employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the Date of Grant.

7.2 Vesting. The Committee, in its sole discretion, may determine that an Incentive will be immediately vested in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its Date of Grant, or until the occurrence of one or more specified events, subject in any case to the terms of the Plan. If the Committee imposes conditions upon vesting, then, subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Incentive may be vested.

Article 8.

EXERCISE OR CONVERSION OF INCENTIVE

8.1 In General. A vested Incentive may be exercised or converted, during its Award Period, subject to limitations and restrictions set forth in the Award Agreement.

8.2 Securities Law and Exchange Restrictions. In no event may an Incentive be exercised or shares of Common Stock issued pursuant to an Award if a necessary listing or quotation of the shares of Common Stock on a stock exchange or inter-dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished.

8.3 Exercise of Stock Option.

(a) In General. If a Stock Option is exercisable prior to the time it is vested, the Common Stock obtained on the exercise of the Stock Option shall be Restricted Stock which is subject to the applicable provisions of the Plan and the Award Agreement. If the Committee imposes conditions upon exercise, then subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Stock Option may be exercised. No Stock Option may be exercised for a fractional share of Common Stock. The granting of a Stock Option shall impose no obligation upon the Participant to exercise that Stock Option.

(b) Notice and Payment. Subject to such administrative regulations as the Committee may from time to time adopt, a Stock Option may be exercised by the delivery of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised (the “Exercise Notice”) and the date of exercise thereof (the “Exercise Date”) with respect to any Stock Option shall be the date that the Participant has delivered both the Exercise Notice and consideration to the Company with a value equal to the total Option Price of the shares to be purchased (plus any employment tax withholding or other tax payment due with respect to such Award), payable as provided in the Award Agreement, which may provide for payment in any one or more of the following ways: (i) cash or check, bank draft, or money order payable to the order of the Company, (ii) Common Stock (including Restricted Stock) owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, and which the Participant has not acquired from the Company within six (6) months prior to the Exercise Date, (iii) by delivery (including by FAX or electronic transmission) to the Company or its designated agent of an executed irrevocable option exercise form (or, to the extent permitted by the Company, exercise instructions, which may be communicated in writing, telephonically, or electronically) together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, (iv) by requesting the Company to withhold the number of shares otherwise deliverable upon exercise of the Stock Option by the number of shares of Common Stock having an aggregate Fair Market Value equal to the aggregate Option Price at the time of exercise (i.e., a cashless net exercise), and/or (v) in any other form of valid consideration that is acceptable to the Committee in its sole discretion. In the event that shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option equal to the number of shares of Restricted Stock used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Stock so tendered. If the Participant fails to deliver the consideration described in this Section 8.3(b) within three (3) business days of the date of the Exercise Notice, then the Exercise Notice shall be null and void and the Company will have no obligation to deliver any shares of Common Stock to the Participant in connection with such Exercise Notice.

(c) Issuance of Certificate. Except as otherwise provided in Section 6.4 hereof (with respect to shares of Restricted Stock) or in the applicable Award Agreement, upon payment of all amounts due from the Participant, the Company shall cause certificates for the Common Stock then being purchased to be delivered as directed by the Participant (or the person exercising the Participant’s Stock Option in the event of his death) at its principal business office promptly after the Exercise Date; provided that if the Participant has exercised an Incentive Stock Option, the Company may at its option retain physical possession of the certificate evidencing the shares acquired upon exercise until the expiration of the holding periods described in Section 422(a)(1) of the Code. The obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that, if at any time the Committee shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Common Stock upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee.

(d) Failure to Pay. Except as may otherwise be provided in an Award Agreement, if the Participant fails to pay for any of the Common Stock specified in such notice or fails to accept delivery thereof, that portion of the Participant’s Stock Option and right to purchase such Common Stock may be forfeited by the Participant.

8.4 SARs. Subject to the conditions of this Section 8.4 and such administrative regulations as the Committee may from time to time adopt, a SAR may be exercised by the delivery (including by FAX) of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the SAR is to be exercised and the date of exercise thereof (the “Exercise Date”) which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. Subject to the terms of the Award Agreement and only if permissible under Section 409A of the Code and the regulations or other guidance issued thereunder (or, if not so permissible, at such time as permitted by Section 409A of the Code and the regulations or other guidance issued thereunder), the Participant shall receive from the Company in exchange therefor in the discretion of the Committee, and subject to the terms of the Award Agreement:

(a) cash in an amount equal to the excess (if any) of the Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) per share of Common Stock over the SAR Price per share specified in such SAR, multiplied by the total number of shares of Common Stock of the SAR being surrendered;

(b) that number of shares of Common Stock having an aggregate Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional share interests; or

(c) the Company may settle such obligation in part with shares of Common Stock and in part with cash.

The distribution of any cash or Common Stock pursuant to the foregoing sentence shall be made at such time as set forth in the Award Agreement.

8.5 Disqualifying Disposition of Incentive Stock Option. If shares of Common Stock acquired upon exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of either two (2) years from the Date of Grant of such Stock Option or one (1) year from the transfer of shares of Common Stock to the Participant pursuant to the exercise of such Stock Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Participant shall notify the Company in writing of the date and terms of such disposition. A disqualifying disposition by a Participant shall not affect the status of any other Stock Option granted under the Plan as an Incentive Stock Option within the meaning of Section 422 of the Code.

Article 9.

AMENDMENT OR DISCONTINUANCE

Subject to the limitations set forth in this Article 9, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that no amendment for which stockholder approval is required either (a) by any securities exchange or inter-dealer quotation system on which the Common Stock is listed or traded or (b) in order for the Plan and Incentives awarded under the Plan to continue to comply with Sections 421 and 422 of the Code, including any successors to such Sections, or other Applicable Law, shall be effective unless such amendment shall be approved by the requisite vote of the stockholders of the Company entitled to vote thereon. Any such amendment shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding Incentives theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Award Agreement. In the event of any such amendment to the Plan, the holder of any Incentive outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Award Agreement relating thereto. Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this Article 9 shall adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Incentive theretofore granted under the Plan without the consent of the affected Participant.

Article 10.

TERM

The Plan shall be effective from the date that this Plan is adopted by the Board. Unless sooner terminated by action of the Board, the Plan will terminate on the tenth anniversary of the Effective Date, but Incentives granted before that date will continue to be effective in accordance with their terms and conditions.

Article 11.

CAPITAL ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of an Award, then the Committee shall adjust any or all of the following so that the fair value of the Award immediately after the transaction or event is equal to the fair value of the Award immediately prior to the transaction or event (a) the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of Awards, (b) the number of shares and type of Common Stock (or other securities or property) subject to outstanding Awards, (c) the number of shares and type of Common Stock (or other securities or property) specified as the annual per-participant limitation under Section 5.1 of the Plan, (d) the Option Price of each outstanding Award, (e) the amount, if any, the Company pays for forfeited shares of Common Stock in accordance with Section 6.4, and (f) the number of or SAR Price of shares of Common Stock then subject to outstanding SARs previously granted and unexercised under the Plan, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate SAR Price; provided, however, that the number of shares of Common Stock (or other securities or property) subject to any Award shall always be a whole number. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the Plan or any Stock Option to violate Section 422 of the Code or Section 409A of the Code. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.

Upon the occurrence of any such adjustment, the Company shall provide notice to each affected Participant of its computation of such adjustment which shall be conclusive and shall be binding upon each such Participant.

Article 12.

RECAPITALIZATION, MERGER AND CONSOLIDATION

12.1 No Effect on Company’s Authority. The existence of this Plan and Incentives granted hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure and its business, or any Change in Control, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.2 Conversion of Incentives Where Company Survives. Subject to any required action by the stockholders and except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, if the Company shall be the surviving or resulting corporation in any merger, consolidation or share exchange, any Incentive granted hereunder shall pertain to and apply to the securities or rights (including cash, property, or assets) to which a holder of the number of shares of Common Stock subject to the Incentive would have been entitled.

12.3 Exchange or Cancellation of Incentives Where Company Does Not Survive. Except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, in the event of any merger, consolidation or share exchange pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for each share of Common Stock subject to the unexercised portions of outstanding Incentives, that number of shares of each class of stock or other securities or that amount of cash, property, or assets of the surviving, resulting or consolidated company which were distributed or distributable to the stockholders of the Company in respect to each share of Common Stock held by them, such outstanding Incentives to be thereafter exercisable for such stock, securities, cash, or property in accordance with their terms.

12.4 Cancellation of Incentives. Notwithstanding the provisions of Sections 12.2 and 12.3 hereof, and except as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, all Incentives granted hereunder may be canceled by the Company, in its sole discretion, as of the effective date of any Change in Control, merger, consolidation or share exchange, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or of any proposed sale of all or substantially all of the assets of the Company, or of any dissolution or liquidation of the Company, by either:

(a) giving notice to each holder thereof or his personal representative of its intention to cancel those Incentives for which the issuance of shares of Common Stock involved payment by the Participant for such shares, and permitting the purchase during the thirty (30) day period next preceding such effective date of any or all of the shares of Common Stock subject to such outstanding Incentives, including in the Board’s discretion some or all of the shares as to which such Incentives would not otherwise be vested and exercisable; or

(b) in the case of Incentives that are either (i) settled only in shares of Common Stock, or (ii) at the election of the Participant, settled in shares of Common Stock, paying the holder thereof an amount equal to a reasonable estimate of the difference between the net amount per share payable in such transaction or as a result of such transaction, and the price per share of such Incentive to be paid by the Participant (hereinafter the “Spread”), multiplied by the number of shares subject to the Incentive. In cases where the shares constitute, or would after exercise, constitute Restricted Stock, the Company, in its discretion, may include some or all of those shares in the calculation of the amount payable hereunder. In estimating the Spread, appropriate adjustments to give effect to the existence of the Incentives shall be made, such as deeming the Incentives to have been exercised, with the Company receiving the exercise price payable thereunder, and treating the shares receivable upon exercise of the Incentives as being outstanding in determining the net amount per share. In cases where the proposed transaction consists of the acquisition of assets of the Company, the net amount per share shall be calculated on the basis of the net amount receivable with respect to shares of Common Stock upon a distribution and liquidation by the Company after giving effect to expenses and charges, including but not limited to taxes, payable by the Company before such liquidation could be completed.

An Award that by its terms would be fully vested or exercisable upon a Change in Control will be considered vested or exercisable for purposes of Section 12.4(a) hereof.

Article 13.

LIQUIDATION OR DISSOLUTION

Subject to Section 12.4 hereof, in case the Company shall, at any time while any Incentive under this Plan shall be in force and remain unexpired, (a) sell all or substantially all of its property, or (b) dissolve, liquidate, or wind up its affairs, then each Participant shall be entitled to receive, in lieu of each share of Common Stock of the Company which such Participant would have been entitled to receive under the Incentive, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company. If the Company shall, at any time prior to the expiration of any Incentive, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such) and an adjustment is determined by the Committee to be appropriate to prevent the dilution of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, make such adjustment in accordance with the provisions of Article 11 hereof.

Article 14.

INCENTIVES IN SUBSTITUTION FOR

INCENTIVES GRANTED BY OTHER ENTITIES

Incentives may be granted under the Plan from time to time in substitution for similar instruments held by employees, independent contractors or directors of a corporation, partnership, or limited liability company who become or are about to become Employees, Contractors or Outside Directors of the Company or any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company, the acquisition by the Company of equity of the employing entity, or any other similar transaction pursuant to which the Company becomes the successor employer. The terms and conditions of the substitute Incentives so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the incentives in substitution for which they are granted.

Article 15.

MISCELLANEOUS PROVISIONS

15.1 Investment Intent. The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the Incentives granted or the shares of Common Stock to be purchased or transferred are being acquired for investment and not with a view to their distribution.

15.2 No Right to Continued Employment. Neither the Plan nor any Incentive granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company or any Subsidiary.

15.3 Indemnification of Board and Committee. No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee, each officer of the Company, and each Employee of the Company acting on behalf of the Board or the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation to the fullest extent provided by law. Except to the extent required by any unwaiveable requirement under applicable law, no member of the Board or the Committee (and no Subsidiary of the Company) shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any Person claiming by and through any Participant) as a result of this Plan, any Award Agreement or any Claim arising hereunder and, to the fullest extent permitted under applicable law, each Participant (as consideration for receiving and accepting an Award Agreement) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Board or the Committee and any Parent of the Company or any Subsidiary of the Company arising out of this Plan.

15.4 Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

15.5 Compliance with Other Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of Common Stock under any Incentive if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including without limitation Section 16 of the Exchange Act); and, as a condition of any sale or issuance of shares of Common Stock under an Incentive, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant and exercise of Incentives hereunder, and the obligation of the Company to sell and deliver shares of Common Stock, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

15.6 Tax Requirements. The Company or, if applicable, any Subsidiary (for purposes of this Section 15.6, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any federal, state, local, or other taxes required by law to be withheld in connection with an Award granted under this Plan. The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to the Award. Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock. Such payment may be made by (a) the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding obligations of the Company; (b) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior to the date of exercise, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding payment; (c) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the exercise of the Stock Option, which shares so withheld have an aggregate fair market value that equals (but does not exceed) the required tax withholding payment; or (d) any combination of (a), (b), or (c). The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant. The Committee may in the Award Agreement impose any additional tax requirements or provisions that the Committee deems necessary or desirable.

15.7 Assignability. Incentive Stock Options may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legally authorized representative, and each Award Agreement in respect of an Incentive Stock Option shall so provide. The designation by a Participant of a beneficiary will not constitute a transfer of the Stock Option. The Committee may waive or modify any limitation contained in the preceding sentences of this Section 15.7 that is not required for compliance with Section 422 of the Code.

Except as otherwise provided herein, Awards may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of a Nonqualified Stock Option or SAR to be granted to a Participant on terms which permit transfer by such Participant to (a) the spouse (or former spouse), children or grandchildren of the Participant (“Immediate Family Members”), (b) a trust or trusts for the exclusive benefit of such Immediate Family Members, (c) a partnership in which the only partners are (1) such Immediate Family Members and/or (2) entities which are controlled by the Participant and/or Immediate Family Members, (d) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision, or (e) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the Award Agreement pursuant to which such Nonqualified Stock Option or SAR is granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section, and (z) subsequent transfers of transferred Nonqualified Stock Options or SARs shall be prohibited except those by will or the laws of descent and distribution.

Following any transfer, any such Nonqualified Stock Option and SAR shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Articles 8, 9, 11, 13 and 15 hereof the term “Participant” shall be deemed to include the transferee. The events of Termination of Service shall continue to be applied with respect to the original Participant, following which the Nonqualified Stock Options and SARs shall be exercisable or convertible by the transferee only to the extent and for the periods specified in the Award Agreement. The Committee and the Company shall have no obligation to inform any transferee of a Nonqualified Stock Option or SAR of any expiration, termination, lapse or acceleration of such Stock Option or SAR. The Company shall have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under a Nonqualified Stock Option or SAR that has been transferred by a Participant under this Section 15.7.

15.8 Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Incentives granted under this Plan shall constitute general funds of the Company.

15.9 Legend. Each certificate representing shares of Restricted Stock issued to a Participant shall bear the following legend, or a similar legend deemed by the Company to constitute an appropriate notice of the provisions hereof (any such certificate not having such legend shall be surrendered upon demand by the Company and so endorsed):

On the face of the certificate:

“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”

On the reverse:

“The shares of stock evidenced by this certificate are subject to and transferable only in accordance with that certain Oravax Medical, Inc. 2021 Long-Term Incentive Plan, a copy of which is on file at the principal office of the Company in New York, New York. No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Plan. By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Plan.”

The following legend shall be inserted on a certificate evidencing Common Stock issued under the Plan if the shares were not issued in a transaction registered under the applicable federal and state securities laws:

“Shares of stock represented by this certificate have been acquired by the holder for investment and not for resale, transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”

15.10 Governing Law. The Plan shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws, rule or principle of Delaware law that might refer the governance, construction, or interpretation of this Plan to the laws of another state). A Participant’s sole remedy for any Claim shall be against the Company, and no Participant shall have any claim or right of any nature against any Subsidiary of the Company or any stockholder or existing or former director, officer or Employee of the Company or any Subsidiary of the Company. The individuals and entities described above in this Section 15.11 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 15.11.

***************

IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of _________________________, 2021, by its Chief Executive Officer pursuant to prior action taken by the Board.

ORAVAX MEDICAL, INC.

By:
Name:
Title:	Chief Executive Officer

Designated for the Israeli Income Tax Ordinance

ARTICLE I

Purpose

1.	The purpose of this Oravax Medical, Inc. Israeli Long-Term Incentive Plan (the “Israeli Plan”) shall be as defined in the Oravax Medical, Inc. 2021 Long-Term Incentive Plan (the “Incentive Plan”), and is intended to harmonize the terms and conditions of the Incentive Plan with applicable Israeli law and provide specific provisions regarding Participants (as defined in the Incentive Plan) who are subject to the Ordinance (defined below). Unless expressly provided in the Israeli Plan, the provisions of the Incentive Plan shall apply. Capitalized terms not expressly defined in the Israeli Plan shall have the meaning ascribed to them under the Incentive Plan.

2.	The Israeli Plan is intended to promote the interests of the Company and its Affiliates (defined below), if any (the “Group Companies”, and each, a “Group Company”), by providing present and future officers of the Group Companies, other employees of the Group Companies (including directors of the Group Companies), and contractors of the Group Companies with an incentive to enter into and continue in the employ or service of the Group Companies and to acquire a proprietary interest in the long-term success of the Group Companies.

3.	The word “Affiliate”, when used in the Israeli Plan, shall mean any “employer company” within the meaning of Section 102(a) of the Israeli Income Tax Ordinance (New Version), 5721-1961 (the “Ordinance”).[1]

ARTICLE II

Administration

4.	The Israeli Plan shall be administered by the Board or the Committee (the “Administrator”) as shall be determined by the Board in its discretion. The Administrator shall have the authority, in its sole discretion, subject and not inconsistent with the express provisions of the Israeli Plan, to administer the Israeli Plan and to exercise all the powers and authorities specifically granted to it under the Israeli Plan as necessary and advisable in the administration of the Israeli Plan, including, without limitation:

a.	To determine which of the eligible officers, employees, directors, and contractors of the Group Companies or other persons shall be granted options to purchase Common Stock (each, an “Option”), as that term is defined below, or other Awards; provided, however, that (i) employees, officers and directors (excluding controlling members as defined in Section 32(9) of the Ordinance2) (“Employees”, and each, an “Employee”) may only be granted Awards, pursuant to Section 102 of the Ordinance and the rules and regulations promulgated thereunder, including the Income Tax Regulations (Tax Relief for Issue of Shares to Employees), 5763 - 2003 (“Section 102 Incentives”); and (ii) those who have no employee/employer relationship with the Group Companies and are not “office holders” (such as contractors and service providers), and controlling members (“Contractors”, and each, a “Contractor”), may only be granted Incentives pursuant to Section 3(i) of the Ordinance (“Section 3(i) Incentives”);

b.	To determine the type of Incentives to be granted (i.e. Section 102 Incentives or Section 3(i) Incentives) or any other type of Incentive provided in Section 6 of the Incentive Plan, and their Date of Grant;

c.	To determine the number of shares of Common Stock, to which an Incentive may relate, the terms, conditions, and restrictions of each Award and Incentive, the exercise price of each Option (the “Option Exercise Price”), the date on which each Option or other Incentives becomes exercisable or free of any restrictions (the “Exercise Date”), the Award Period and any other restrictions on (i) the exercise of Options issued hereunder, or (ii) other Incentives;

d.	To determine the form or forms of the Award Agreements under the Israeli Plan (“Israeli Award Agreement”) (which forms shall be consistent with the terms of the Incentive Plan, but need not be identical), any other instruments that constitute or contain a Company obligation to grant an Incentive under the Israeli Plan (each, a “Grant Instrument”), as that term is defined below, and ancillary documentation;

e.	To determine whether, to what extent, and under what circumstances an Incentive may be settled, canceled, forfeited, exchanged, or surrendered;

f.	To construe and interpret the Israeli Plan, Israeli Award Agreements, any Incentive, Grant Instruments, and ancillary documentation and to make all other determinations deemed necessary or advisable for the administration of the Israeli Plan; and

g.	To prescribe, amend, and rescind rules and regulations relating to the Israeli Plan.

[1]	s. 102 (a) of the Ordinance: “employer company” – any of the following: (1) an employer that is an Israeli resident company or a foreign resident company with a permanent enterprise or a research and development center in Israel, if the Commissioner so approved (for this purpose: the employer), (2) a company that is a controlling member of the employer or of which the employer is a controlling member, or (3) a company controlled by a person if the same person controls the employer.

[2]	s. 32(9) of the Ordinance: “controlling member” – a person who holds, directly or indirectly, alone or with a relative, one of the following: (a) at least 10% of the issued share capital or at least 10% of the voting power; the right to hold at least 10% of the issued share capital or at least 10% of the voting power, or a right to acquire either; (c) the right to receive at least 10% of the profits; (d) the right to appoint a director.

5.	All decisions, determinations, and interpretations of the Administrator shall be final, binding, and conclusive on all Participants, unless otherwise determined by the Board of Directors.

6.	Insofar as the Board is entitled by law to delegate all or any of its powers and authority granted it under the Israeli Plan to a Committee, the Board shall be entitled to do so. The Committee’s authority shall be as provided in the Incentive Plan. Any action may be taken by a written document (in lieu of meeting) signed by the Committee, and action so taken shall be fully effective as if it had been taken by a vote of the majority of the members at a meeting duly called and held. The Committee may appoint a Secretary who shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall determine.

7.	No member or former member of the Administrator shall be liable for any action, failure to act, or determination made in good faith with respect to the Israeli Plan or any right granted thereunder.

8.	The Administrator may designate Incentives granted pursuant to Section 102 as (a) “Approved 102 Incentives” (i.e., Incentives granted pursuant to Section 102(b) of the Ordinance and held in trust by a trustee for the benefit of the Participant); or (b) “Unapproved 102 Incentives” (i.e. Incentives granted pursuant to Section 102(c) of the Ordinance and not held in trust by a trustee).

9.	The Administrator may elect for Approved 102 Incentives to be classified as either (a) “Work Income Incentives” that qualify for tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance; or (b) “Capital Gain Incentives” that qualify for tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance (the “Election”)

10.	Unapproved 102 Incentives may be granted until the Administrator’s Election has been appropriately filed with the Israeli tax authorities, which election must be made at least thirty days before the date of the first grant of an Approved 102 Incentive under the Israeli Plan or according to the instructions published by the Israeli tax authorities from time to time. The Election shall remain in effect until the end of the subsequent year following the year during which the Administrator first granted such Approved 102 Incentives. During the period indicated in the sentence above, the Administrator may grant only the type of Approved 102 Incentive it has elected, which Election shall apply to all Participants who were granted Approved 102 Incentives during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance, as amended. For the avoidance of doubt, such Election shall not prevent the Administrator from granting, at all times, Unapproved 102 Incentives to Employees or Section 3(i) Incentives to Contractors.

ARTICLE III

Incentive Shares

11.	The shares to be issued under the Israeli Plan (the “Incentive Shares”) shall be authorized but unissued Common Stock (the “Shares”). The total number of Shares reserved for issuance under the Israeli Plan shall be equal to the total number of Shares reserved under Section 5.1 of the Incentive Plan, subject to any adjustments and reductions made pursuant to the Incentive Plan. Such Shares are reserved out of the total number of Shares reserved under Section 5.1 of the Incentive Plan.

12.	The number of Shares available for grant as Incentives under the Israeli Plan shall be decreased by the sum of the number of Shares with respect to which Incentives have been issued and are then outstanding and the number of Shares issued upon exercise of Options. In the event that any outstanding Incentive under the Israeli Plan for any reason expires, is terminated, or is forfeited or canceled, the Shares covered by the unexercised portion of such Incentive may again be subject to Awards under the Israeli Plan.

13.	The Company shall at all times during the term of the Israeli Plan reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Incentives granted according to the Israeli Plan, shall pay all original issue taxes (which shall not include income taxes of the Participant), if any, with respect to the issuance of Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and shall, from time to time, use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

ARTICLE IV

Incentive Price

14.	Each Israeli Award Agreement and Grant Instrument with respect to an Award shall set forth the amount (the “Incentive Price”) which will be paid by the Participant to the Company upon exercise of the Options or allocation of other Incentives. Payment shall be made in cash or by certified check in the manner prescribed in Article VI (Exercise of Options, Termination) hereof.

ARTICLE V

Terms of Awards

15.	The Administrator shall determine the dates after which, or circumstances in which, Options may be exercised or other Incentives may be released of any restriction thereto, in whole or in part. If Incentives are exercisable in installments, then the installments or portions thereof which are exercisable and not exercised shall remain exercisable until such Incentives expire or terminate in accordance with the provisions herein.

16.	Notwithstanding any other provision of the Israeli Plan but subject to Section 7.1 of the Incentive Plan, no Incentive shall be exercisable or otherwise valid after a date ten years from the date of grant of such Award (the “Expiration Date”).

17.	Unless determined otherwise by the Administrator with regard to all or any of the Participants or the Options and subject to Section 7.2 of the Incentive Plan, the Options will be exercisable into Shares, as follows:

a.	1/4th of the optioned Shares shall vest and that portion of the Option shall become exercisable upon the expiration of 12 months after their Date of Grant (the “First Vesting Date”), provided, that the Participant is continuously employed or engaged by a Group Company from the Date of Grant until the end of the First Vesting Date;

b.	an additional 1/4th of the optioned Shares shall vest and that portion of the Option shall become exercisable upon the expiration of 24 months after their Date of Grant (the “Second Vesting Date”), provided, that that the Participant is continuously employed or engaged by a Group Company from the First Vesting Date until the end of the Second Vesting Date;

c.	an additional 1/4th of the optioned Shares shall vest and that portion of the Option shall become exercisable upon the expiration of 36 months after their Date of Grant the Award (the “Third Vesting Date”), provided, that the Participant is continuously employed or engaged by a Group Company from the Second Vesting Date until the end of the Third Vesting Date; and

d.	an additional 1/4th of the optioned Shares shall vest and that portion of the Option shall become exercisable upon the expiration of 48 months after their Date of Grant (the “Fourth Vesting Date”), provided, that the Participant is continuously employed or engaged by a Group Company from the Third Vesting Date until the end of the Forth Vesting Date.

ARTICLE VI

Exercise of Options, Termination

18.	Subject to Article X (Trustee) below and as more fully provided in Section 8.3 of the Incentive Plan, the exercise of any Option shall be effected by a Participant signing and returning to the Company at its principal office a notice of exercise in the form prescribed from time to time by the Company or the Committee (a “Notice of Exercise”), along with payment for the Incentive Shares purchased thereby. Such payment will be made in dollars or shekels in accordance with the terms of the specific Israeli Award Agreement.

19.	Subject to Article X (Trustee) below, the Company shall issue Incentive Shares, in the name of the respective Participant, and deliver to him a certificate or certificates, as the case may be, representing such Shares as soon as practicable after a Notice of Exercise and payment for the Shares shall be received. If Article X (Trustee) applies, then exercise of the Incentives will be subject to the agreement with the Trustee, as that term is defined below, and in accordance with Section 102 of the Ordinance.

20.	The Company may, if required under any Applicable Law, require that a Participant deposit with the Company, in cash, at the time of exercise, such amount as the Company deems necessary to satisfy its obligations to withhold taxes or other amounts incurred by reason of the exercise or the transfer of Shares thereupon.

21.	All Shares purchased upon the exercise of an Option or other grant of an Incentive as provided herein shall be fully paid and non-assessable.

22.	In the event that an Option is exercised by any person or persons other than the Participant, pursuant to Article VII (Non-Transferability of Incentive Rights), such Notice of Exercise shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option.

23.	If the Participant shall cease to be employed or engaged by a Group Company, as the result of his resignation, then the Participant shall have the right to exercise the Options, but only to the extent that the Options are exercisable as of the date Participant resigns (according to the provisions of Article V (Terms of Awards)), within 30 days as of the Termination Date (defined below).

24.	If the Participant shall cease to be employed or engaged by a Group Company, as the result of his dismissal without Cause (defined below), then the Participant shall have the right to exercise the Options, but only to the extent that the Options are exercisable on the date of Participant’s dismissal (according to the provisions of Article V (Terms of Awards)), within 60 days after the Termination Date.

25.	If the Participant shall cease to be employed or engaged by a Group Company as the result of his disability or retirement with the consent of the Group Company, then the Option, to the extent that it is exercisable by him at the time he ceases to be employed or engaged by the Group Company, and only to the extent that the Option is exercisable as of such time as defined in Article V (Terms of Awards), may be exercised by him within one year, after the Termination Date.

26.	If the Participant shall die while employed or engaged by a Group Company, his estate, personal representative, or beneficiary shall have the right, subject to the provisions of Article V (Terms of Options), to exercise the Option (to the extent that the Participant would have been entitled to do so at the time of his death) at any time within two years from the date of his death.

27.	If the Participants shall be terminated for Cause, then, all Options, whether exercisable or not on the date that the Group Company delivers to the employee a termination notice, will expire and may not be further exercised.

28.	For the purpose of the Israeli Plan, “Cause” shall have the meaning ascribed to such term in any employment, consulting, or other service agreement in effect by and between the Company and the Participant; provided, however, at any time there is no such agreement in effect, or if such agreement does not define such term, the term “Cause” shall mean that the Participant shall have: (a) committed an act of fraud, embezzlement or theft in connection with the Participant’s duties or in the course of the Participant’s employment with any Group Company or is convicted of a felony; (b) intentionally and wrongfully damaged property of any Group Company, or any of their respective Affiliates, associates, or customers; (c) intentionally or wrongfully disclosed any confidential information of any Group Company; (d) made material personal benefit at the expense of any Group Company without the prior written consent of the management of the Company; (e) materially breached any employment, consulting, or other service agreement in effect by and between any Group Company and the Participant; or (f) willfully and persistently, without reasonable justification, failed or refused to follow the lawful and proper directives of any Group Company specifying in reasonable detail the alleged failure or refusal and after a reasonable opportunity for the Participant to cure the alleged failure or refusal.

29.	In the event of the institution of any legal proceedings directed to the validity of the Israeli Plan or any Option, the Company may, in its sole discretion, and without incurring any liability therefore to the Participant, terminate such Option.

30.	All terms and conditions herein are subject to any Applicable Law.

31.	For purposes of this Article VI, “Termination Date” shall mean the date on which Participant’s employment or engagement with a Group Company is terminated.

ARTICLE VII

Non-Transferability of Incentive Rights

32.	An Incentive that is granted hereunder shall not be transferable otherwise than by will or the laws of descent and distribution. To the extent provided in Article VI (Exercise of Options, Termination), an Option may be exercised, during the lifetime of the Participant, only by the Participant. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Incentive contrary to the provisions of the Israeli Award Agreement or the Israeli Plan, and the levy of any execution, attachment, or similar process upon the Incentive, shall be null and void and without effect; provided, however, that if the Participant shall die while in the employ of the Company or any subsidiary, his estate, personal representative, or beneficiary shall have the right to exercise the Option to the extent exercisable in accordance with Article VI (Exercise of Options, Termination).

ARTICLE VIII

Adjustments

33.	Except as otherwise provided by Section 12.4 of the Incentive Plan, upon the occurrence of any of the following events (each a “Transaction”):

a.	a merger or consolidation of the Company (a “Merger”) with or into any company (the “Successor Company”) resulting in the Successor Company being the surviving entity; or

b.	an acquisition of: (i) all or substantially all of the shares or assets of the Company in one or more related transactions to another party (a “Share Sale”), or (ii) all or substantially all of the assets of the Company, in one or more related transactions to another party, in each case such acquirer of shares or assets is referred to herein as the “Acquiring Company”;

for any unexercised Incentive remain outstanding under the Israeli Plan (the “Unexercised Incentive”), there shall be substituted for the Shares subject to the Unexercised Incentive an appropriate number of shares of such class of shares or other securities of the Successor Company or the Acquiring Company, as the case may be (or, if such company is not an operating company, of the first operating company in the ownership chain of such company) (the “Substitute Shares”). Appropriate equitable adjustments shall be made in the purchase price per share of the Substitute Shares subject to the Unexercised Incentive, and all other terms and conditions of the Israeli Award Agreements, such as the vesting dates, shall remain in force, all as will be determined by the Board whose determination shall be final.

34.	The Administrator shall have full authority to determine any provisions regarding the acceleration of the vesting period of any Incentive or the cancellation of all or any portion of any outstanding restrictions with respect to any Incentive upon certain events or occurrences, and to include such provisions in the Israeli Award Agreement on such terms and conditions as the Committee shall deem appropriate.

35.	Subject to Applicable Law, the Administrator shall have full authority to, at any time and from time to time, without the approval of the stockholders of the Company, (a) grant, in its discretion to the holder of an outstanding Incentive, in exchange for the surrender and cancellation of such Incentive, a new Incentive having an exercise price or purchase price, as the case may be, lower than provided in the Award (and related Israeli Award Agreement) so surrendered and canceled and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of the Israeli Plan and any Applicable Law, or (b) effectuate a decrease in the Incentive Price of outstanding Incentives. At the full discretion of the Administrator, such actions may be brought before the stockholders of the Company for their approval, to the extent not otherwise required by Applicable Law.

36.	In the event of a Share Sale or a Merger, each Participant shall participate in the Share Sale or the Merger and sell or exchange, as the case may be, all of his or her Shares and Incentives in the Company, provided, however, that each such Share or Incentive shall be sold or exchanged at a price or ratio (as the case may be) equal to that of any other share sold or exchanged under the Share Sale or the Merger (minus the applicable exercise price), while accounting for changes in such price or ratio due to the respective terms of any such Award.

37.	With respect to Incentive Shares held in trust the following procedure will be applied: the Trustee (as defined below) will transfer the Incentive Shares held in trust and sign any document in order to effectuate the transfer of Incentive Shares, including share transfer deeds, provided, however, that the Trustee receives a notice from the Board, specifying that: (a) all or substantially all of the issued outstanding share capital of the Company is to be sold or exchanged, and therefore the Trustee is obligated to transfer the Incentive Shares held in trust; (b) the Company is obligated to withhold at the source all taxes required to be paid upon release of the Incentive Shares from the trust and to provide the Trustee with evidence, satisfactory to the Trustee, that such taxes indeed have been paid; and (c) the Company is obligated to transfer the consideration for the Incentive Shares directly to the Participant.

ARTICLE IX

Changes in Capitalization

38.	In case of any change in capitalization event as provided in Article 11 of the Incentive Plan, appropriate equitable adjustments shall be made by the Board, whose determination shall be final, binding, and conclusive, to the number of Shares which may be purchased under the Israeli Plan, the number of Shares subject to Awards, and the Incentive Price per Share which may be purchased under outstanding Israeli Award Agreements, all as in accordance with Article 11 of the Incentive Plan.

ARTICLE X

Trustee

39.	Approved 102 Incentives granted under the Israeli Plan and any Shares allocated or issued upon exercise of such Approved 102 Incentives, including all rights attaching to such shares, and other shares received subsequently following any realization of rights (including bonus shares), will be allocated or issued to a trustee nominated by the Board (the “Trustee”) and approved in accordance with the provisions of Section 102 of the Ordinance, and will be held by the Trustee for the benefit of the Participants.

40.	Approved 102 Incentives and any Shares received following exercise of Approved 102 Incentives, including all rights attached to such Shares, and other Shares received subsequently following any realization of rights (including bonus Shares), will be held by the Trustee for a period of (a) at least 24 months from the Date of Grant of the Capital Gain Incentives , or (b) at least 12 months from the Date of Grant of the Work Income Incentives (the “Trust Period”). If the requirements for Approved 102 Incentives are not met, then the Approved 102 Incentives will be regarded as Unapproved 102 Incentives. Notwithstanding the aforesaid, Shares received upon the exercise of Incentives may be sold or transferred, and the Trustee may release such Shares (or Approved 102 Incentives) from trust, prior to the lapse of the Trust Period; provided, however, that tax is paid or withheld in accordance with Section 102(b)(4) of the Ordinance and Section 7 of the Income Tax Rules (Tax Relief in Issuance of Shares to Employees), 2003. However, the Administrator may, in its sole discretion, require a Participant not to sell the Shares or transfer the Incentives in the Participant’s name prior to the lapse of the Trust Period.

41.	All rights attaching to any Shares received following exercise of Approved 102 Incentives, and other shares received subsequently following any realization of rights (including bonus Shares), will be subject to the same taxation treatment applicable to such received Shares.

42.	Section 3(i) Incentives granted under the Israeli Plan and any Shares allocated or issued upon exercise of such Section 3(i) Incentives and other Shares received following any realization of rights, in the Administrator’s discretion, may be allocated or issued to a Trustee and will be held by the Trustee until all of the terms required for release thereof, as set forth herein and in the applicable Israeli Award Agreement with the Participant, are fulfilled, including payment of the required taxes. Anything to the contrary notwithstanding, the Trustee shall not transfer to a Participant any Section 3(i) Incentives which were not already exercised into Shares by the Participant.

43.	The Trustee shall not transfer to the Participant any Shares allocated or issued upon exercise of Incentives prior to the full payment of the Participant’s tax liabilities arising from or relating to Incentives, which were granted to the Participant or any Shares allocated or issued upon exercise of such Incentives.

ARTICLE XI

No Obligation to Exercise Incentive

44.	Granting of an Incentive shall impose no obligation on the recipient to exercise such Incentive.

ARTICLE XII

Use of Proceeds

45.	The proceeds received from the issuance of Shares upon exercise of Incentives pursuant to the Israeli Plan shall be used for general corporate purposes.

ARTICLE XIII

Rights of a Stockholder; Voting Rights

46.	The Participant shall have no rights of a stockholder with respect to Shares to be acquired by the exercise of an Incentive until a certificate or certificates representing such Shares are issued to him following exercise of those Incentives which are fully vested and exercisable. Upon issuance of a certificate or certificates, the Participant shall have the rights of a stockholder attaching to Shares subject to any restrictions or legends under any Applicable Law, the Israeli Plan, or the Incentive Plan.

ARTICLE XIV

Employment Rights

47.	Nothing in the Israeli Plan or in any Approved 102 Incentive granted hereunder shall confer on any Participant who is an employee or service provider any right to continue in the employ or service of the Company or a Group Company, or to interfere in any way with the right of the Company or a Group Company to terminate the Participant’s employment or engagement at any time.

ARTICLE XV

Compliance with the Law

48.	The Company and each of its Affiliates shall be relieved from any liability for the non-issuance or non-transfer or any delay in issuance or transfer of any Shares subject to Incentives under the Israeli Plan which results from the inability of the Company or its Affiliates to obtain, or from any delay in obtaining, from any regulatory body having jurisdiction, all requisite authority to issue or transfer the Shares upon exercise of the Incentives under the Israeli Plan, if counsel for the Company deems such authority necessary for lawful issuance or transfer of any such shares. Appropriate legends may be placed on the stock certificates evidencing shares issued upon exercise of Incentives to reflect such transfer restrictions.

ARTICLE XVI

Transfer of Shares

49.	Any issued Shares shall, unless such shares are registered in accordance with the United States Securities Act of 1933, as amended (the “Act”), be sold only in accordance with exemptions under such Act. There shall be no exercises, transfers, sales, or other dispositions of issued Shares unless such shares are either registered or exempt from registration; provided, however, that such exercise, transfer, or other disposition may be subject to any lock up provision as agreed by the Company.

ARTICLE XVII

Investment Representation

50.	Each Participant exercising any Incentive under the Israeli Plan acknowledges, by virtue of such exercise, that the Company has not, as of the date of the approval of this Plan by the Board, registered the Shares covered thereby under the Act. The Participant shall sign and deliver to the Company, if requested, a separate investment representation, certificate, or such other document as may be required by the Company’s counsel, to such effect; provided, however, that such Incentive, representation, certificate, or other document may provide that the said investment restriction shall not be operative as to such Shares as may in the future be registered with the Securities and Exchange Commission pursuant to the Act. Furthermore, the Company may place a legend on any Shares certificate delivered to the Participant to the effect that such Shares were acquired pursuant to an investment representation and without registration of the Shares.

ARTICLE XVIII

Effectiveness and Term of Plan

51.	The Israeli Plan was originally adopted by the Board on December __, 2021. The Israeli Plan shall expire on December __, 2031, except as to Incentives outstanding on that date. No Incentive shall be granted pursuant to the Israeli Plan after its expiration. All Shares reserved for issuance under the Israeli Plan, in respect of which the right of a Participant to purchase the same shall for any reason terminate, expire, or otherwise cease to exist, shall again be available for grant through Incentives under the Israeli Plan.

ARTICLE XIX

Amendment or Discontinuance of Plan

52.	The Board may, without the consent of the stockholders of the Company or the Participants under the Israeli Plan, at any time terminate the Israeli Plan entirely and at any time, from time to time, amend or modify the Israeli Plan, provided that no such action shall adversely affect Incentives granted hereunder without the Participant’s consent, and provided further that no such action by the Board, without the approval of the stockholders, may increase the total number of Shares which may be purchased pursuant to Incentives granted under the Israeli Plan.

ARTICLE XX

Tax Consequences and Other Requirements

53.	The exercise of an Incentive that is granted hereunder shall be subject to the condition that if at any time the Company shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration, or qualification of any shares otherwise deliverable upon such exercise upon any securities exchange or under any national, state, or federal law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise in the delivery or purchase of shares pursuant thereto, then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Company. Any tax obligations arising from the grant or exercise of an Incentive, from the payment for the Shares covered thereby, or from any other event or act (of the Company or the Participant) hereunder, shall be borne solely by the Participant. Furthermore, the Participant hereby agrees and undertakes to indemnify the Company, its directors and officers and any Trustee that holds the Incentives, and hold them harmless against and from any and all liability for any such tax or interest thereon, including, without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participants.

ARTICLE XXI

Governing Law

54.	The Israeli Plan and all instruments issued hereunder shall be governed by and interpreted in accordance with the laws of the State of Israel.

ARTICLE XXII

Notices

55.	Each notice relating to the Israeli Plan shall be in writing and delivered in person or by first class mail; postage prepaid, to the address as hereinafter provided. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its principal offices. Each notice to the Participant or other person or persons then entitled to exercise an Incentive shall be addressed to the Participant or such other person or persons at the Participant’s last known address.

ARTICLE XXIII

Interpretation

56.	The interpretation and construction of any terms or conditions of the Israeli Plan, or of the Israeli Award Agreement or other matters related to the Israeli Plan by the Administrator shall be final and conclusive.

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